EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cullman Bancorp, Inc. of our report dated March 27, 2023 related to the consolidated financial statements as of December 31, 2022 and for each of the two years in the period ended December 31, 2022 in the Annual Report on Form 10-K of Cullman Bancorp, Inc. for the year ended December 31, 2022.

/s/ Crowe LLP

Atlanta, Georgia
August 15, 2023